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                                                                 Exhibit 12


              American General Finance, Inc. and Subsidiaries

                    Ratio of Earnings to Fixed Charges



                                                        Six Months Ended
                                                            June 30,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $184,194      $167,110
  Interest expense                                    192,807       190,796
  Implicit interest in rents                            5,236         5,417

Total earnings                                       $382,237      $363,323

Fixed charges:

  Interest expense                                   $192,807      $190,796
  Implicit interest in rents                            5,236         5,417

Total fixed charges                                  $198,043      $196,213


Ratio of earnings to fixed charges                       1.93          1.85
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